EXHIBIT 99.2

[TENGTU LOGO]

FOR IMMEDIATE RELEASE

Investor Relations Contact:
David K. Waldman/Jody Burfening
Lippert/Heilshorn & Associates
(212) 838-3777
dwaldman@lhai.com


                       TENGTU COMPLETES PRIVATE PLACEMENT
                 - Private Placement Includes Company's Chairman
                       and Other Institutional Investors -

TORONTO & BEIJING--MARCH 30, 2005--TENGTU INTERNATIONAL CORP. (OTCBB: TNTU) today announced that it completed a private placement of approximately 1.9 million shares of Series A preferred stock and approximately 28 million warrants for net proceeds of $3.9 million. The investors in the private placement included William Ballard, chairman of Tengtu, through Orion Capital Incorporated, as well as 14 accredited and institutional investors, led by Guerrilla Capital Management. The proceeds are to be used to retire certain outstanding liabilities of Tengtu and for working capital.

Each share of preferred stock provides for an initial annual dividend of eight percent and is convertible into 10 shares common stock at a price of $0.208 per common share. In connection with the private placement, Tengtu also issued warrants, with a term of three years, to purchase up to an additional 18.8 million shares of common stock at an exercise price of $0.40 per share, and 9.4 million shares of common stock at an exercise price of $0.60 per share.

Dr. Penghui Liu, chief executive officer of Tengtu, stated, "With this financing in place, we have strengthened our balance sheet, and now have sufficient funding to support our expansion plans, as we move towards cash-flow breakeven. As a result of this funding, we look forward to launching the National Education Portal, which we believe will enable us to penetrate the sizeable and lucrative urban school and household market. Moreover, I am extremely confident in the outlook for the core business given our recent success in the Western Rural Project, as well as our expanding sales of the Education Resource for Microsoft(R) Office."

The Series A preferred shares and warrants issued in the private placement have not been registered under the Securities Act of 1933 as amended (the "Act"), and may not be offered or sold in the United States absent registration or pursuant to an exemption from registration. Tengtu has agreed to register the resale of the shares of common stock issuable upon conversion of the Series A preferred shares and exercise of the warrants that were issued in the private placement.

Established in 1996, Tengtu International Corp. is the leading provider of integrated education software and distance learning solutions in the People's Republic of China. Its wholly owned subsidiary has been chosen by China's Ministry of Education to be the operating partner in the deployment of China's national education portal and distance learning network (CBERC) to make computerized education available to 250 million students in China's primary and secondary schools.

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For more information please visit WWW.TENGTU.COM.  To be added to Tengtu's email list for company news, please send your email address to INFO@TENGTU.COM.

Portions of this document include "forward-looking statements", which may be understood as any statement other than a statement of historical fact. Forward-looking statements contained in this document are made pursuant to the safe harbor provisions of the private securities litigation reform act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from management's expectations and projections expressed in this document. Certain factors that can affect the company's ability to achieve projected results are described in the company's annual report on form 10-K and other reports filed with the Securities and Exchange Commission.


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